June 7, 2013

Sunil Kappagoda

Dear Sunil,

VeriFone, Inc. ("VeriFone") is pleased to offer you the exempt position of President, VeriFone ASPAC & EVP Corporate Strategy of VeriFone, Inc., reporting to VeriFone's CEO. VeriFone may withdraw the offer set forth in this letter at any time prior to your acceptance for any reason. All figures herein are in USD.
Your employment will be as soon as reasonably practicable, but no later than August 1, 2013. The expected term of your employment is at least two years.
You will be based in VeriFone's Singapore office with a starting annual salary of $410,000.00. Your starting salary will be reviewed in accordance with the Company's customary practice and may be increased at any time. Your salary may not, however, be decreased (including after any increase) without your consent, with respect to your current position.

You will also be eligible for a target bonus of $410,000.00 per annum based on the achievement of certain company-wide corporate financial performance objectives and your business unit and/or functional area corporate objectives, as set by the VeriFone Board of Directors and the VeriFone CEO, all per the terms of the VeriFone VIPOR bonus policy. The bonus payout may be further adjusted by the VeriFone Board of Directors and the VeriFone CEO to be from 80% to 120% of actual target achievement based upon your personal performance for the measurement period. The bonus target is prorated for any partial fiscal year that you are employed with us (e.g. for 2013) and you will not be eligible for any bonus payment if you are not employed by VeriFone at the end of the relevant period for such bonus payment. Further VIPOR policy information will be separately provided. Notwithstanding the foregoing, you shall be guaranteed a target bonus in the range of $328,000 to $492,000 (i.e. 80%-120% of target) for 2014 and 2015 (and, as prorated, for 2013), provided that you continue to be employed by VeriFone at the end of such period. Your annual target bonus will be reviewed in accordance with the Company's customary practice and may be increased at any time. Your annual target bonus may not, however, be decreased (including after any increase) without your consent, with respect to your current position.

In addition, you will receive an initial restricted stock units ("RSU") grant with a value of $3 million (the "Initial RSU Grant"). The actual number of RSUs will be confirmed on the standard VeriFone equity award grant date following your start date and will be calculated based on dividing the above grant date value by the per RSU award value applicable on the grant date (pursuant to VeriFone's standard award grant and valuation policies).  The equity grant will cliff vest fifty percent (50%) on each of the first and second anniversaries of the grant date, provided that you continue to be employed by VeriFone on the applicable vesting date. The award will be subject to the terms and conditions of the applicable VeriFone stock plan and VeriFone RSU grant agreement under which the award is granted.

You will receive an annual equity refresh award of $1.5 million in value for each of 2014 and 2015 (pursuant to VeriFone's standard award grant and valuation policies). Your equity refresh awards for these years will be granted at a time consistent with other senior executives (but no later than March of the relevant year) and shall cliff vest on the first anniversary of grant. Refresh equity awards for beyond 2015 are at the sole discretion of the Compensation Committee and the Board, and are not guaranteed in any manner.

While you are based internationally for VeriFone, you will receive the international relocation package detailed in exhibit A hereto. In addition to your salary, you and your qualified dependents will be eligible to receive customary employee benefits that VeriFone provides to employees in comparable positions as the position being offered to you. Most of these benefits take effect on your first day of employment with VeriFone. These comprehensive benefits include medical, dental, life, and disability plans. With a few restrictions and eligibility requirements, additional benefits include:

•	Paid Company Holidays

•	Paid Flexible Time Off (FTO)

•	401(k) Retirement, Savings, and Investment Plan

•	Education Reimbursement Plan

VeriFone desires to attract and retain individuals who meet our high standards of performance and conduct. However, VeriFone cannot guarantee that you will be employed for any specific length of time. Except as provided herein, your employment will be at will, and may be terminated at any time by either you or VeriFone. We will work closely with you to ensure that you understand our performance and productivity expectations.

If VeriFone terminates your employment without "Cause" (as defined in Exhibit A) or you terminate your employment for "Good Reason" (as defined in Exhibit A), then your Initial RSU Grant and the 2014 and 2015 annual equity refresh awards (which if not yet

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com

granted as of the date of your termination will be granted on a fully vested basis) will fully vest and become deliverable. In addition, if such a termination occurs before November 1, 2015, you will be paid any unpaid salary and target bonus that you would have been entitled under this offer through October 31, 2015 within 30 days of termination.

As a VeriFone employee, you will be expected to abide by VeriFone’s policies and procedures which are posted on our internal company website. Acceptance of employment with VeriFone will indicate your agreement to be bound by all terms of VeriFone's policies and procedures. In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race, or other discrimination or harassment), you and VeriFone agree that all such disputes and claims shall be fully, finally, and exclusively resolved by binding arbitration conducted by the American Arbitration Association ("AAA") in Santa Clara County, California (unless we mutually agree to a different location). You and the VeriFone each expressly waive their respective rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA in accordance with the AAA's then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org. With respect to any disputes that arise out of or relating to the employment period through March 31, 2016, VeriFone will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any such disputes so long as you prevail on at least one material issue in the dispute.

In your work for VeriFone, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry, which is otherwise legally in the public domain, or which is otherwise provided or developed by VeriFone. You agree that you will not bring onto VeriFone’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that you have disclosed to VeriFone any contract you have signed that may restrict your activities on behalf of VeriFone.

As a condition of employment, you must also comply with the enclosed Patent and Confidential Information Agreement, which prohibits unauthorized use or disclosure of VeriFone proprietary information. Please sign and return this document along with the signed offer letter.

Please indicate your acknowledgement and acceptance of the offer set forth in this letter by signing, dating, and returning a signed copy of this offer letter, together with a signed copy of the enclosed Patent and Confidential Information Agreement, to me no later than 5:00pm Pacific time on June 13, 2013 (if not so returned by that date, this offer will expire).

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com

Sunil, we look forward to having you as a member of the VeriFone team and to developing a mutually beneficial working relationship. If you have any questions, please feel free to contact me at 408-232-7222.

Sincerely,

/s/ Albert Liu

Albert Liu
EVP Corp Dev & General Counsel
VeriFone, Inc.

Acknowledged and Accepted by:

/s/ Sunil Kappagoda	6/10/2013
Sunil Kappagoda	Date

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com

Exhibit A – Defined Terms

"Cause" means (i) conviction of a felony or any crime or offense lesser than a felony involving dishonesty, disloyalty or fraud with respect to VeriFone or any related entity or any of their respective properties or assets; or (ii) gross negligence or willful misconduct that has caused demonstrable and serious injury to VeriFone or a related entity, monetary or otherwise; or (iii) willful refusal to perform or substantial disregard of duties properly assigned, as determined by VeriFone or a related entity, as the case may be; or (iv) breach of duty of loyalty to VeriFone or a related entity or any act of fraud or dishonesty with respect to VeriFone or a related entity; or (v) your disqualification or bar by any governmental or self‑regulatory authority from serving as an officer of VeriFone or any related entity or in any of the capacities contemplated by this offer letter.

"Good Reason" means (i) any action by VeriFone which results in a material reduction in your title, status, authority or responsibility as President, VeriFone ASPAC & EVP, Corporate Strategy of VeriFone; or (ii) a reduction in your annual base salary, in each case (i) and (ii), without your prior written consent; or (iii) a material breach by VeriFone of your offer letter; provided, that in order to constitute a resignation with Good Reason, you must give VeriFone notice of a potential Good Reason event within 60 days of your having knowledge thereof and, if VeriFone has not cured the breach within 30 days of that notice, you must resign within 30 days of the cure period.

For purposes of clarification, (i) your refusal to relocate to our Singapore office within 90 days shall constitute a substantial disregard of your duties; and (ii) a change in the VeriFone CEO shall not constitute Good Reason.

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com

Exhibit B- International Assignment Terms

While you are on assignment to the VeriFone Singapore office, the following additional terms and conditions shall apply:

EMPLOYMENT TERMS WHILE ON ASSIGNMENT

Employment Status
You will remain an employee of VeriFone, Inc. You will be designated international assignee status and will be noted and paid through VeriFone's Singapore subsidiary.

Duration of Assignment
Expatriate assignments are temporary in nature. The length of this assignment is expected to be initial 24 months. At the end of the second year, a review process will take place to determine if there is a need to extend the assignment for a longer duration.

Family Status
Three (3) members

Compensation
Your base salary and annual variable compensation are as described in your offer letter. The amount will be paid from the Singapore payroll with applicable withholdings and deductions.

Medical/Dental
You will be eligible to participate in the standard medical benefits coverage programs that we provide to our Singapore employees.

Housing Allowance
You will be provided a housing allowance to allow you to rent a residence that is reasonably suitable to your position and family size, up to a maximum of $17,500 per month.

Transportation Allowance
You will be provided with a car reasonably suitable to your position. Upon your request, VeriFone will use reasonable efforts to be the employer of record for a local Singapore driver that you hire.

Education
VeriFone will pay all reasonable, actual expenses for your school age (grades K – 12) dependents' education in an international school including tuition, registration, books, and any other mandatory fees including transportation. If uniforms are required, those costs will be your responsibility.

Income Tax Preparation
VeriFone will designate an external tax consultant to assist in the preparation and processing of your Singapore tax and US tax returns at VeriFone's expense. In the event that penalties and/or interest charges are imposed because your tax returns are not filed in a timely fashion, you will be responsible for the charges, unless VeriFone can confirm that you have made bona fide efforts to have your returns filed on time. VeriFone's assistance under this paragraph will continue following your return from Singapore (for any reason), including following termination of your employment with VeriFone, to the extent that there is any impact on preparation of your Singapore tax and US tax returns, for any taxable years, related to your temporary assignment to the Singapore office.

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com

Work Schedule/Holidays
Your normal work week will be observed in accordance with local customs. You will be paid for Singapore national holidays.

MOVING & REPATRIATION

Moving
VeriFone will provide you and your spouse business class airfare via direct route to Singapore for one initial visit to prepare for your assignment. In addition, VeriFone will provide you and your family business class airfare via direct route to Singapore on the commencement of your assignment. Once per calendar year, VeriFone will also provide you and your family roundtrip business class airfare via direct route from Singapore to the United States for your annual home country visit.

Reassignment
Upon successful completion of the assignment, you will be repatriated to the United States. VeriFone will provide you and your family business class airfare via direct route to the location of your next assignment.

Shipment and Storage of Household Goods
VeriFone will cover the reasonable cost of shipment, insurance and temporary storage of household goods in connection with your relocations both to and from Singapore, subject to reasonable limits consistent with your position at VeriFone.

Repatriation Allowance
VeriFone will provide you a one-time repatriation allowance of USD$10,000 to cover miscellaneous moving expenses.

Conflict of Interest
It is understood that you will not engage in any employment or business enterprise that would in any way conflict with your assignment and the interests of VeriFone. You agree to comply with all applicable Singapore laws, and refrain from political activity.

Termination
If your international assignment is ended prematurely, the following terms and conditions apply:
Resignation / Voluntary Termination
In the event that you should terminate your employment with VeriFone without Good Reason before the first anniversary of your start date, you shall reimburse VeriFone on a pro rated basis (pro rated for the period of the first year of employment that you did not complete) for the actual total out of pocket cost that VeriFone has paid to relocate you to Singapore for your assignment.

In the event of any resignation for convenience or voluntary termination by you, VeriFone will not be responsible for relocating you back to the United States. You will be personally responsible for any tax obligations and filing requirements in both the United States and Singapore beyond your termination date and all assignment benefits will cease effective with your voluntary resignation date. VeriFone will not assume any housing lease or other obligations in Singapore as a result of your resignation or voluntary termination. However, the benefits under Income Tax Preparation will continue as provided therein.

Involuntary Termination – Without Cause or for Good Reason
In the event that VeriFone terminates your employment without Cause during the assignment or you terminate your employment during the assignment for Good Reason, in addition to any severance that you may be entitled to, VeriFone will provide the repatriation benefits set forth above provided that return occurs no later than sixty (60) days after the later of your termination date or the end of the then current school year.

Involuntary Termination – With Cause
Should VeriFone terminate your employment for Cause during the assignment, all allowances and benefits will cease upon your termination. VeriFone reserves the right not to cover costs associated with your return to your home location, including but not limited to, transportation and household goods relocation back to the United States (or other) and tax obligations and tax filing assistance.

NON-COVERED EXPENSES

Except as provided above, you shall be solely responsible for any and all other personal costs associated with your assignment to the VeriFone Singapore office, including but not limited to:

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com

Utilities
VeriFone will not reimburse or pay directly for the cost of utilities, including gas, water, electricity and sanitation in the Singapore area.

Currency Adjustment
No adjustments will be made to compensation or assignment allowances based on currency fluctuation.

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com